Exhibit 99.1

Motorola Solutions Appoints Elizabeth Mann to Board of Directors

CHICAGO – Aug. 26, 2024 – Motorola Solutions (NYSE: MSI) today announced that Elizabeth Mann has been appointed to its board of directors, effective Aug. 26, 2024. Mann brings close to 20 years of leadership experience in finance, strategy, data analytics and the technology industry.

“I’m pleased to welcome Elizabeth to the board, with her proven leadership in finance including risk management, technology and analytics,” said Greg Brown, chairman and CEO, Motorola Solutions. “Her extensive global and wide-ranging perspectives and capital management experience will be a valuable addition.”

“It is an honor to join the Motorola Solutions board during such an impressive period of growth and momentum,” said Mann. “I look forward to working alongside this management team to support value creation by continually advancing innovations that carry out their mission to help protect people, property and places.”

Mann is the executive vice president and chief financial officer of Verisk Analytics, Inc. (NASDAQ: VRSK), a leading global data analytics and technology provider. Previously Mann was with S&P Global, where she was CFO of the Mobility and Ratings divisions, after serving as senior vice president of capital management, including S&P Global’s tax, treasury and capital allocation functions. Prior to S&P Global, she held several roles of increasing responsibility at Goldman Sachs, including managing director of the firmwide strategy group and the technology, media and telecom investment banking group. Before Goldman Sachs, Mann was a Moore Instructor and National Science Foundation Postdoctoral Fellow at the Massachusetts Institute of Technology.

Mann currently serves as president of the board of trustees of the Winston Churchill Scholarship Foundation of the United States and previously served as a member of the board of directors of CRISIL, a company listed on the Bombay Stock Exchange.

Mann earned a bachelor’s degree in mathematics from Harvard University, a Ph.D. in mathematics from the University of Oxford and a certificate of advanced study in mathematics from the University of Cambridge, where she was a Churchill Scholar.

About Motorola Solutions

Motorola Solutions is solving for safer. We build and connect technologies to help protect people, property and places. Our solutions enable the collaboration between public safety agencies and enterprises that’s critical for a proactive approach to safety and security. Learn more about how we’re solving for safer communities, safer schools, safer hospitals, safer businesses – safer everywhere – at www.motorolasolutions.com.

Media Contact:

Alexandra Reynolds

Motorola Solutions

(312) 965 3968

alexandra.reynolds@motorolasolutions.com